Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of MFB Bancorp, Inc. on Form S-1 as amended of our report dated September 14, 2026 on the consolidated financial statements of Mutual Federal Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Oakbrook Terrace, Illinois

November 6, 2026